Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated October 27, 2000, relating to the consolidated financial statements and financial statement schedule, which appear in F5 Networks, Inc.'s Annual Report on Form 10-K for the year ended September 30, 2000.



PricewaterhouseCoopers LLP
Seattle, Washington
December 13, 2000